Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2018
FOURTH-QUARTER FINANCIAL RESULTS

Webcast of analyst day on Tuesday, July 31 will begin at 9:00 AM ET with discussion of fiscal fourth-quarter results

•	Revenues of $59.2 million increased 11.8% from fourth quarter last year

•	Net income was $3.7 million, or $0.11 per basic and diluted share

•	CSI signs international distribution agreement with OrbusNeich

•	Analyst day meeting on July 31 to feature details of growth strategy

St. Paul, Minn., July 30, 2018 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal fourth quarter, ended June 30, 2018.

CSI’s fourth-quarter revenues were $59.2 million, an increase of $6.2 million from the fourth-quarter of fiscal 2017. Gross profit margin remained constant at 81.7%. Operating expenses increased $2.3 million to $44.6 million, driven primarily by the addition of clinical specialists in the first half of fiscal 2018, and increased research and development costs.

Fourth-quarter net income was $3.7 million, or $0.11 per basic and diluted share, compared to net income of $0.8 million, or $0.02 per share, in the prior-year period. Adjusted EBITDA increased $3.0 million to $7.0 million.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “We are driving strong growth and market-leading performance in our coronary and peripheral atherectomy businesses through strong sales execution in the United States, new product introductions and the launch of our business in Japan.”

Fiscal year 2018 revenues grew 5.9% to $217.0 million. Gross margin increased to 81.8% compared to 80.8% in the prior year, primarily driven by lower unit costs. Operating expenses increased $8.3 million, or 5.0%, to $175.3 million. Net income of $1.7 million, or $0.05 per common share, represented a $3.5 million improvement compared to a net loss of $(1.8) million, or $(0.06) per common share, in fiscal year 2017.

Added Ward, “We successfully delivered annual revenue growth and our first annual net profit despite experiencing temporary business disruptions early in fiscal 2018. Throughout the year, we remained focused on fulfilling our mission to serve patients suffering from coronary and peripheral artery disease. In total, our orbital atherectomy systems were used in the treatment of over 67,000 patients.

“Fiscal 2018 included important milestones for CSI as we introduced important innovations on our existing peripheral and coronary orbital atherectomy systems. We also began expanding our product portfolio with procedure support products and launched orbital atherectomy in Japan, our first international market. We anticipate that growth in orbital atherectomy, a broader product portfolio and international expansion will remain important growth drivers in future periods.”

Cardiovascular Systems, Inc.
July 30, 2018

OrbusNeich to Distribute CSI Products Internationally
In July, CSI announced an exclusive international distribution agreement with OrbusNeich to sell its coronary and peripheral orbital atherectomy systems outside the United States and Japan. OrbusNeich manufactures and sells an extensive portfolio of coronary and peripheral products, including stents, balloons and microcatheters. The company operates 12 regional sales offices throughout the world and their products are currently sold in over 60 countries.

Ward said, “We are excited to expand our strategic partnership with OrbusNeich, a globally recognized leader offering an extensive portfolio of vascular intervention products through a large international sales channel that serves Europe, Asia and the Middle East. This partnership leverages the global infrastructure of OrbusNeich while allowing CSI to focus our international efforts on physician training and education to support the expanded use of orbital atherectomy.”

CSI to Host Analyst Day Meeting on July 31
In lieu of hosting a quarterly earnings conference call, CSI management will discuss fourth-quarter results at the beginning of its analyst day on July 31 at 8:00 a.m. CT (9:00 a.m. ET). To access the live webcast on the day of the meeting click on this link https://edge.media-server.com/m6/p/c5hxddy7. A webcast replay will be available beginning at approximately 2:00 p.m. ET the same day.

Ward said, “During our first analyst day meeting, we will discuss how we can drive a sustainable competitive advantage by focusing on worldwide unmet needs in peripheral and coronary artery disease. We will discuss our plans to increase the depth and breadth of our product offering and provide superior case support, medical education and medical evidence.”

CSI’s analyst day presentation will include:

•	A discussion of plans to protect and grow the company’s domestic orbital atherectomy business;

•	How international distribution of orbital atherectomy will drive revenue growth;

•	CSI’s investment in research and development, and its plans to bring new products and technologies to physicians treating patients suffering from peripheral and coronary artery disease; and

•	Long-term revenue growth and profitability targets.

Added Ward, “Attendees should leave the analyst day meeting with greater visibility regarding our key growth initiatives.”

Fiscal 2019 Full-Year Outlook and Commentary
Ward said, “We anticipate that the growth drivers that we implemented during fiscal 2018 will gain momentum and drive revenue growth of 11%-15% in fiscal 2019.”

For the fiscal 2019 ending June 30, 2019, CSI anticipates:

•	Revenue in a range of $240 million to $250 million;

•	Gross profit as a percentage of revenues of about 80%;

•	Net loss equal to 1%-2% of revenue; and

•	Positive Adjusted EBITDA.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

Cardiovascular Systems, Inc.
July 30, 2018

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. In March 2017, the company received PMDA approval in Japan for the Diamondback 360® Coronary OAS Micro Crown and reimbursement approval effective February 2018. To date, 392,000 of CSI’s devices have been sold to leading institutions across the United States and Japan. For more information, visit the company’s website at www.csi360.com.

About OrbusNeich
OrbusNeich is a global pioneer in the provision of life-changing vascular solutions and offers an extensive portfolio of products that set industry benchmarks in vascular intervention. Current products include the world's first dual therapy stents, the COMBO® Plus and COMBO® Dual Therapy Stents, together with stents and balloons marketed under the names of Azule®, Scoreflex®, Sapphire® II, Sapphire® II PRO and Sapphire® II NC, as well as products to treat peripheral artery disease: the Jade™ and Scoreflex® PTA balloons. OrbusNeich is headquartered in Hong Kong and has operations in Shenzhen, China; Fort Lauderdale, Florida, USA; Hoevelaken, The Netherlands; and Tokyo, Japan. OrbusNeich supplies medical devices to physicians in more than 60 countries. For more information, visit www.OrbusNeich.com.

Cardiovascular Systems, Inc.
July 30, 2018

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s growth, including growth drivers of orbital atherectomy, a broader product portfolio and international expansion; (ii) the anticipated sale of CSI devices outside of the United States and Japan under the distribution agreement with OrbusNeich; (iii) CSI’s international focus on physician training and education; (iv) CSI’s plans to increase the depth and breadth of its product offering and provide superior case support, medical education and medical evidence; (v) forecasted revenue growth in fiscal 2019; and (vi) anticipated revenue, gross profit, operating expenses, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; the ability of OrbusNeich to successfully launch CSI products outside of the United States and Japan; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partner in Japan and with OrbusNeich; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; issues relating to our saline pump recall; the impact of federal corporate tax reform on our business, operations and financial statements; international trade developments; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Cardiovascular Systems, Inc.
July 30, 2018

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm. See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire® guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

Cardiovascular Systems, Inc.
July 30, 2018

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net revenues	$59,152	$52,919	$217,043	$204,906
Cost of goods sold	10,814	9,673	39,484	39,441
Gross profit	48,338	43,246	177,559	165,465
Expenses:
Selling, general and administrative	37,847	35,905	148,569	144,096
Research and development	6,719	6,339	26,756	22,911
Total expenses	44,566	42,244	175,325	167,007
Income (loss) from operations	3,772	1,002	2,234	(1,542)
Other (income) and expense, net	2	210	390	164
Income (loss) before income taxes	3,770	792	1,844	(1,706)
Provision for income taxes	33	20	132	86
Net income (loss)	$3,737	$772	$1,712	$(1,792)

Basic earnings per share	$0.11	$0.02	$0.05	$(0.06)
Diluted earnings per share	$0.11	$0.02	$0.05	$(0.06)

Basic weighted average shares outstanding	33,265,475	32,731,834	33,145,140	32,373,709
Diluted weighted average shares outstanding	33,716,995	33,357,782	33,614,260	32,373,709

Cardiovascular Systems, Inc.
July 30, 2018

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	June 30,	June 30,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$116,260	$107,912
Accounts receivable, net	31,225	28,472
Inventories	16,605	16,897
Marketable securities	544	704
Prepaid expenses and other current assets	2,977	5,074
Total current assets	167,611	159,059
Property and equipment, net	27,744	29,696
Patents, net	5,231	5,056
Other assets	2,766	129
Total assets	$203,352	$193,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,441	$10,736
Accrued expenses	25,776	30,236
Deferred revenue	1,243	—
Total current liabilities	37,460	40,972
Long-term liabilities
Finance obligation	21,064	21,100
Deferred revenue	8,946	10,000
Other liabilities	1,412	3,479
Total liabilities	68,882	75,551
Commitments and contingencies
Total stockholders' equity	134,470	118,389
Total liabilities and stockholders' equity	$203,352	$193,940

Cardiovascular Systems, Inc.
July 30, 2018

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2018	2017	2018	2017

Device revenue	$53,639	$48,831	$198,606	$188,620
Other product revenue	5,513	4,088	18,437	16,286
Total revenue	$59,152	$52,919	$217,043	$204,906

PAD revenue	$43,074	$39,765	$161,405	$153,716
CAD revenue	16,079	13,154	55,638	51,190
Total revenue	$59,152	$52,919	$217,043	$204,906

New customers:
PAD	43	43	144	165
CAD	43	39	140	180

Reorder revenue %	99%	98%	99%	98%

Cardiovascular Systems, Inc.
July 30, 2018

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of this non-GAAP measure to the most comparable U.S. GAAP measure for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses this measure to conduct and evaluate its business, the economic substance behind management's decision to use this measure, the substantive reasons why management believes that this measure provides useful information to investors, the material limitations associated with the use of this measure and the manner in which management compensates for those limitations is included following the reconciliation table.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income (loss)	$3,737	$772	$1,712	$(1,792)
Less: Other (income) and expense, net	2	210	390	164
Less: Provision for income taxes	33	20	132	86
Income (loss) from operations	3,772	1,002	2,234	(1,542)
Add: Stock-based compensation	2,422	2,018	10,302	10,354
Add: Depreciation and amortization	854	1,035	3,934	4,135
Adjusted EBITDA	$7,048	$4,055	$16,470	$12,947

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

Cardiovascular Systems, Inc.
July 30, 2018

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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